May 1, 2014

United States Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, DC 20549

File Number: 333-130446

To Whom It May Concern:

We have read and understand the statements that Praxsyn Corporation (the “Registrant” or the “Company”) will include under Item 4.01 of the Form 8-K report it will file regarding the change in independent registered public accounting firms. We are in agreement with the statements contained therein concerning our firm.

Respectfully submitted,

By:	/s/ KBL, LLP
KBL, LLP
New York, NY